File No. 70-7580

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549
                            Form U- 1
            ________________________________________

                 POST-EFFECTIVE AMENDMENT NO. 6
                               to
                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
             _______________________________________

                     Entergy Louisiana, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113

       (Name of company filing this statement and address of principal executive offices)

            ________________________________________

                       Entergy Corporation
     (Name of top registered holding company parent of each
                     applicant or declarant)
            ________________________________________

                         C. John Wilder
                  Executive Vice President and
                     Chief Financial Officer
                     Entergy Louisiana, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113

             (Name and address of agent for service)
             ______________________________________
     The Commission is also requested to send copies of any communications in connection with this matter to:



Laurence M. Hamric, Esq,               William T. Baker, Jr., Esq.
Denise C. Redmann, Esq.                Daniel Guetta, Esq.
Entergy Services, Inc.                 Thelen Reid & Priest LLP
639 Loyola Avenue                      40 West 57th Street
New Orleans, Louisiana 70113           New York, New York 10019

         Item 1.   Description of Proposed Transactions.

          Item 1 of the Application-Declaration in File 70-7580, as previously supplemented, is hereby further supplemented by adding the following paragraphs to the end thereof:

          "The proceeds to be received by River Fuel pursuant to borrowings under the Amended and Restated Credit Agreement will not be used to invest directly or indirectly in an exempt wholesale generator ("EWG") or foreign utility company ("FUCO"), as defined in Sections 32 or 33, respectively, of the Act.

          The proposed transactions are also subject to Rule 54. In determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. In that regard, assuming consummation of the transactions proposed in this application, all of the conditions set forth in Rule 53(a) are and will be satisfied and none of the conditions set forth in Rule 53(b) exists or, as a result thereof, will exist.

          The Entergy System's "aggregate investment" in EWGs and FUCO's was approximately $1,058,822,020, representing approximately 42.15% of the Entergy System's consolidated retained earnings, as of June 30, 1999. Furthermore, the Entergy System has complied with and will continue to comply with the record keeping requirements of Rule 53(a) (2) concerning affiliated EWGs and FUCOs. In addition, as required by Rule 53(a)(3), no more than 2% of the employees of the Entergy System's domestic public utility subsidiary companies would render services to affiliated EWG's and FUCO's. Finally, none of the conditions set forth in Rule 53(b), under which the provisions of Rule 53 would not be available, have been met."


            Item 3.   Fees, Commissions and Expenses.

             The fees, commissions and expenses to be paid or incurred by Entergy Louisiana in connection with the transactions described herein are not expected to exceed $40,000, including legal fees estimated not to exceed $25,000, and fees of Entergy Services, Inc., estimated not to exceed $5,000.


                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                              ENTERGY LOUISIANA , INC.



                              By: /S/ Michael G. Thompson
                                  ----------------------------
                                  Michael G. Thompson
                                  Senior Vice President, General
				  Counsel and Secretary




Dated:  October 14, 1999